Cumulus Media Appoints Deborah Farrington to Board of Directors

ATLANTA, GA, August 22, 2022 — Cumulus Media Inc. (NASDAQ: CMLS) today announced that Deborah Farrington, Co-Founder and Managing Partner of StarVest Partners, LP, has been appointed to the Cumulus Media Board of Directors.

“Deborah is a highly respected and accomplished venture capital pioneer and experienced board member of Fortune 500 and leading public technology companies,” said Mary G. Berner, President and Chief Executive Officer of Cumulus Media. “As such, Deborah brings valuable strategic insights that will support the execution of our audio-first strategy and nicely complement our existing Board expertise. We are confident that Deborah’s proven business acumen will be a great asset in the boardroom as we build on the strong results that our business plan has delivered to date. We are thrilled to welcome her to our Board of Directors.”

“I am honored to join the Cumulus Media Board at such an exciting time for the Company,” said Farrington. “Cumulus offers a highly attractive experience for both listeners and advertisers, and I have been particularly impressed by the rapid expansion of its digital businesses. I am looking forward to working with my fellow Board members and the management team to drive further growth and long-term value for Cumulus shareholders.”

About Deborah Farrington

Deborah is co-founder and managing partner of New York City-based StarVest Partners, founded in 1997 to invest in technology-enabled business services. StarVest is one of the largest women majority-owned venture capital firms. In addition, she is a director of NCR, Inc. (NYSE: NCR), Ceridian HCM Holdings, Inc. (NYSE: CDAY), and RedBall Acquisition Corp. (NYSE: RBAC), and has chaired all major board committees. Formerly, she was lead director of NetSuite prior to its acquisition by Oracle in 2016. Earlier in her career, she was CEO of Victory Ventures, a multi-strategy investment firm headquartered in New York City, a managing director of Asian Oceanic Group in New York and Hong Kong, and an investment banker and division director of Merrill Lynch in New York, Hong Kong, and Tokyo. She began her career at the Chase Manhattan Bank.

She has been named multiple times to the Forbes Midas List of Top 100 Venture Capitalists and in 2018 received the Foreign Policy Association Medal for Achievement in Financial Services. She received an MBA from the Harvard Business School where she has served on the Visiting Committee and is a graduate of Smith College where she has served on the Board of Trustees.

About Cumulus Media

Cumulus Media (NASDAQ: CMLS) is an audio-first media company delivering premium content to over a quarter billion people every month — wherever and whenever they want it. Cumulus Media engages listeners with high-quality local programming through 405 owned-and-operated radio stations across 86 markets; delivers nationally-syndicated sports, news, talk, and entertainment programming from iconic brands including the NFL, the NCAA, the Masters, CNN, the AP, the Academy of Country Music Awards, and many other world-class partners across more than 9,500 affiliated stations through Westwood One, the largest audio network in America; and inspires listeners through the Cumulus Podcast Network, its rapidly growing network of original podcasts that are smart, entertaining and thought-provoking. Cumulus Media provides advertisers with personal connections, local impact and national reach through broadcast and on-demand digital, mobile, social, and voice-activated platforms, as well as integrated digital marketing services, powerful influencers, full-service audio solutions, industry-leading research and insights, and live event experiences. Cumulus Media is the only audio media company to provide marketers with local and national advertising performance guarantees. For more information, visit www.cumulusmedia.com.

For further information, please contact:

Cumulus Media Inc.
Investor Relations Department
IR@cumulus.com
404-260-6600